Exhibit 10.7.10

Summary Description of November 2, 2009 Compensation Committee Action On
2010 Executive Base Salaries and 2009 Executive Bonus Opportunities

At a meeting held on November 2, 2009, the Compensation Committee of the Board of Directors of CBL & Associates Properties, Inc. (the “Company”) approved the actions described below affecting the compensation of the following three individuals who currently qualify as “named executive officers” of the Company pursuant to Item 402(a)(3) of Securities and Exchange Commission Regulation S-K:

Name:	Title:
Charles B. Lebovitz	Chairman of the Board and Chief Executive Officer
John N. Foy	Vice Chairman of the Board, Chief Financial Officer and Treasurer
Stephen D. Lebovitz	Director, President and Secretary

The Compensation Committee decided to maintain 2010 Base Salaries for the Company’s named executive officers at 2009 levels. Accordingly, the 2010 Base Salary levels for the Company’s named executive officers will be the same as those reflected for the current year in the Company’s Proxy Statement for its 2009 Annual Meeting of Stockholders (the “2009 Proxy Statement”).

Additionally, the Compensation Committee approved the annual bonus compensation that each of the named executive officers could receive for performance during the 2009 fiscal year, based on the performance factors similar to those used in determining bonuses in prior years for each such officer as described in the 2009 Proxy Statement. Management also recommended that these bonuses, like those of all other Company employees, be subject to a 50% reduction in light of current economic conditions and the Company’s ongoing cost containment policies, and the Compensation Committee agreed with management’s recommendation.  After reflecting these reductions, the fiscal 2009 bonuses approved for each of the named executive officers were as follows: Charles B. Lebovitz – $337,500; John N. Foy – $ 337,500 and Stephen D. Lebovitz – $337,500.